EXHIBIT 99

                               THE
                               AEROSTRUCTURES
                                  CORPORATION



March 22, 2001

IN REPLY REFER TO:
01-AUC-RLJ-003

American Utilicraft Corporation
300 Petty Road NE, Suite B
Lawrenceville, GA 30043

ATTENTION: Mr. John Dupont

SUBJECT:   Proposed Amendment for Additional Services on the FF-1080-200

Ref:       Technical Services Purchase Agreement dated December 1, 2000

Over the last few months, our two companies have discussed various next steps for the continued engineering development on the FF-1080-200 program. We concur with the assessment that the prudent next phase of concept development should be focused on the empennage of the aircraft. This will provide a continuation of the aircraft design concept while allowing time for American Utilicraft Corporation to define significant program definitions that impact the wing.

Aerostructures has identified the attached possible empennage task and is pleased to provide it for your consideration. American Utilicraft, pursuant to section 2.1 of the Technical Services Purchase Agreement, may incorporate this task as an additional Order to Seller.

o    The period of performance shall be April 01, 2001 to July 27, 2001.
o    The purchase price is $280,000.
o    All terms remain as per the Agreement.

Aerostructures proposes that the modification of the changes clause, reference letter 00-GEN-RLJ-005 dated December 1, 2000, be postponed until we agree on the next phase of this effort. Additionally, Aerostructures submits the addition of clause 24.0, Assignment.

We look forward to the incorporation of Amendment 1 and our continued relationship with American Utilicraft Corporation.

Sincerely,
The Aerostructures Corporation


/s/ R.L. Johnson
R.L. Johnson
Contracts Director


Attachment

                              1431 Vultee Boulevard
                            Nashville, TN 37217-2206
                       Contracts Management (615-360-5288)


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

                                AMENDMENT NO. 1
                                       TO
                      TECHNICAL SERVICES PURCHASE AGREEMENT
                                     BETWEEN
                         THE AEROSTRUCTURES CORPORATION
                                       AND
                         AMERICAN UTILICRAFT CORPORATION

                                  APRIL 1, 2001


         The Technical Services Purchase Agreement Relating to Engineering Services ("Agreement") between The Aerostructures Corporation ("TAC"), and American Utilicraft Corporation ("AUC"), dated December 1, 2000, shall be amended as follows:

The following additional order (Paragraph 2.2) is added to the agreement as follows:

         2.2 ADDITIONAL ORDER

         Concept/Technical Definition for Preliminary Design of Empennage

         (a) Seller agrees to develop a technical definition that will be used to evaluate cost and technical viability for the FF-1080-200 Empennage. This is expected to include Concept Development Drawings for the FF-1080-200 Empennage. This is expected to include Concept Development Drawings for the Horizontal Stabilizer (box, leading edge, and tip), Vertical Stabilizer (box, leading edge, and tip), H to V interface, Fuselage interface, Elevator (structure, drive, tab, and motion), Rudder (structure, drive, tab, and motion), and Dorsal Fin. Systems provisions to be considered include cable routings, and electrical systems routings. All drawings shall be created using CATIA. A preliminary drawing tree and preliminary bill of material shall be furnished.

                  TAC is not responsible for system concept development or design. TAC is responsible only for provisions for systems routing and structure for the systems to attach to. The completeness of the systems routing and provisions design on the concept drawings is a function of the maturity of the information from the systems provider if specific information is not available for a particular system, a best practice assumption will be made for the purposes of completing the concept drawings.

                  TAC furnished Elevator and Rudder systems motions and geometry shall be provided for preliminary layout and pricing efforts only. Any aircraft performance or stability and control issues related to these systems shall be verified by AUC.

                  In addition, TAC will provide preliminary internal loads development for the empennage components.

         (b)      The period of performance is for April 1, 2001, to July 27,
                  2001.

         (c)      The agreed to price is $280,000.


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


Paragraph 24.0 is added as follows.

         24.0 ASSIGNMENT

         TAC shall have the right to assign all or any portion of this Agreement, and any Purchase Orders issued pursuant to this Agreement, to TAC's affiliated companies, successor companies, or designated subcontractors.


         Except as amended herein, the Agreement shall remain in full force and effect.

EXECUTED in duplicate originals as of the date and year first set forth above by the duly authorized representatives of the parties.



AMERICAN UTILICRAFT CORPORATION         THE AEROSTRUCTURES CORPORATION

By: /s/ John J. Dupont                  /s/ R.L. Johnson
Name: John J. Dupont                    Name: R.L. Johnson
Title: President-CEO                    Title: Contracts Director
Date: 23 March 2001                     Date: 23 March 2001






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

                               THE
                               AEROSTRUCTURES
                                  CORPORATION




IN REPLY REFER TO:
O1-GEN-SJW-014

July 16, 2001


Mr. John J. DuPont
President, CEO, Chairman
American Utilicraft Corporation
300 Petty Road, NE, Suite B
Lawrenceville, GA 30043

RE:      Amendment No: 2 to Technical Services Purchase Agreement

Dear John:

We are pleased to present the enclosed Amendment No. 2 to the Technical Services Purchase Agreement between The Aerostructures Corporation and American Utilicraft Corporation. This amendment includes:

         1. Revision of the Statement of Work for the preliminary design of the FF-1080-200 empennage to include CATIA 3-D Solid Definition Models as part of the deliverable;

         2. Extension of the period of performance for the preliminary design of the FF-1080-200 empennage from July 27, 2001, to August 31, 2001; and

         3. Addition of Paragraph 2.3, Statement of Work and deliverables for the preliminary design of the FF-1080-200 fuselage, with a period of performance of July 16, 2001, to November 30, 2001, at a price of $380,000, payable in four equal monthly installments of $95,000 each.

If you are in agreement with these changes, please sign the enclosed originals and return one copy for our records.

We are pleased to have the opportunity to continue working with you in the development of the FF-1080-200 aircraft. If you have any questions or require further information, please do not hesitate to contact me.

Sincerely,


/s/ Sandra J. White
Sandra J. White
Contract Administrator

Encl.

cc: Frank Doyal



    1431 Vultee Boulevard * Nashville, Tennessee 37217-2016 * (615) 361-2000


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

                                 AMENDMENT NO.2
                                       TO
                      TECHNICAL SERVICES PURCHASE AGREEMENT
                                     BETWEEN
                         THE AEROSTRUCTURES CORPORATION
                                       AND
                         AMERICAN UTILICRAFT CORPORATION

                                  July 16, 2001


         The Technical Services Purchase Agreement Relating to Engineering Services ("Agreement") between The Aerostructures Corporation ("TAC"), and American Utilicraft Corporation ("AUC"), dated December 1, 2000, shall be amended as follows:

A. Revise Paragraph 2.2, subparagraph (a), second and third sentences as follows:

         "(a)     .... The primary means of concept definition will be through
                  CATIA 3-D Solid Definition, with some 2-D drawings being provided. This is expected to include CATIA 3-0 Solid
                  Definition Models and Concept Development drawings for...."

B. Paragraph 2.2, subparagraph (c), is revised to extend the period of performance for the Preliminary Design of the Empennage from July 27, 2001, to August 31, 2001.

C. The following additional order (Paragraph 2.3) is added to the agreement as follows;

         2.3      ADDITIONAL ORDER (FUSELAGE)

         Concept/Technical Definition for Preliminary Design of Fuselage

         (a) Seller agrees to develop a technical definition that will be used to evaluate cost and technical viability for the FF-1080-200 Fuselage Structure. This is expected to include Preliminary Concept Development Drawings/Models, Structural Loads Criteria, and Analysis Methodologies for the FF-1080-200 FWD, Center and Aft Fuselage sections. Preliminary design concepts shall also be provided for the Side and Aft Cargo Doors, Cargo Floor Sub Structure, Wing to Fuselage Joint, Cargo Floor Systems Interface, and Main Gear Interface. Preliminary general arrangement drawings and/or CATIA models will be provided showing the layout of the frames, stringers, skins, landing gear, wing, empennage, cargo door locations, and systems provisions/routing paths. Preliminary tooling and build concepts will be established, and any certification concerns will be identified. Drawings/datasets shall be created using CATIA. A preliminary drawing tree and preliminary bill of material shall be furnished.

                  TAC is not responsible for system concept development or design. TAC is responsible only for provisions for systems routing and structure for the systems to attach to. The completeness of the systems routing and provisions design on the concept drawings is a function of the maturity of the information from the systems provider and/or AUC. If specific information is not available for a particular system, a best practice assumption will be made for the purposes of completing the concept drawings. The completeness of the forward fuselage preliminary design concepts, however, will not include systems provisions but instead will be limited to a best practices general structural arrangement only due to the complexities of the pilot and system interface requirements in the cockpit area.



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

                  All preliminary engineering data/drawings/models described herein are provided for information only as part of the FF-1080-200 pre-prototype development effort. No warranty, either written or implied, will be furnished with this preliminary design data. It is anticipated that minor and/or significant changes to the preliminary design will be required after AUC has assembled the remaining members of the prototype design and certification team to bring the preliminary design defined herein to a FAA certified flight worthy prototype configuration.

         (b)      The period of performance is for July 16, 2001, to November
                  30, 2001.

         (c) The agreed to price is $380,000, payable in four equal monthly installments of $95,000 each.

         Except as amended herein, the Agreement shall remain in full force and effect.


EXECUTED in duplicate originals as of the date and year first set forth above by the duly authorized representatives of the parties.




AMERICAN UTILICRAFT CORPORATION         THE AEROSTRUCTURES CORPORATION

By: /s/ John J. Dupont                  /s/ Robert A. Addis
Name: John J. Dupont                    Name: Robert A. Addis
Title: President-CEO                    Title: Contracts Manager
Date: July 17, 2001                     Date: July 16, 2001



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


                         American Utilicraft Corporation
                          300 Petty Road N.E. Suite - B
                             Lawrenceville, GA 30043
                     Phone: (678) 376-0898 Fax: 678-376-9093
--------------------------------------------------------------------------------

                                LETTER AGREEMENT
                                ----------------

         This Letter Agreement by and between American Utilicraft Corporation, a Delaware corporation (the "Company") and Intercoastal Financial Services Corporation (the "Holder"), is entered into on this 4th day of April, 2001.

         In consideration of the premises hereof, and the mutual promises and obligations contained herein, the parties agree as follows:

         The Holder shall be granted the right to purchase Ten Thousand (10,000) fully paid and nonassessable shares of the Company's Common Stock, $O.00001 par value, at an initial exercise price per share of $5.00 per share for each marketmaker, up to a total of ten (10) marketmakers, whose services the Holder obtains for the Company within sixty (60) days of a registration statement on Form SB-2 being declared effective by the Securities and Exchange Commission. The Company shall have two (2) weeks after being informed by the Holder of such marketmaker to accept the services of such marketmaker, after which time the Company shall issue the warrant for ten thousand (10,000) shares to the Holder as described above and on substantially the same terms as contained in that certain Common Stock Purchase Warrant No. 150 that was issued to the Holder on even date herewith.

         IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the 4th day of April, 2001.




American Utilicraft Corporation


By: /s/ John J. Dupont

Name: John J. Dupont
Its: President, CEO

                                       35